ASSET PURCHASE AGREEMENT between CENTERSTAGING MUSICAL PRODUCTIONS, INC. DEBTOR AND DEBTOR IN POSSESSION and POINT.360 DATED AS OF SEPTEMBER 29, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September __, 2008 (the “Execution Date”) by and between CENTERSTAGING MUSICAL PRODUCTIONS, INC., a California corporation, as debtor and debtor in possession (“Seller”) under Case No.2:08-bk-13019-VZ (the “Bankruptcy Case”) in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”), and POINT.360, a California corporation or its assignee (“Purchaser”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 15.15 of this Agreement.

R E C I T A L S

WHEREAS, on March 10, 2008 (the “Petition Date”), Seller commenced the Bankruptcy Case by filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court; and

WHEREAS, Seller is primarily engaged in the business of (i) providing production and support services for live musical performances for major television programs; (ii) renting its studio and soundstage facilities, and (iii) renting musical instruments and related equipment for use at its studios and other venues (such businesses as presently conducted by Seller, collectively, the “Business”) as debtor and debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code; and

WHEREAS, Seller wishes to sell, transfer, convey, assign and deliver to Purchaser, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Purchased Assets, together with the Assumed Liabilities of Seller upon the terms and subject to the conditions set forth in this Agreement (hereinafter collectively referred to as the “Transaction”);

WHEREAS, Purchaser wishes to purchase and take delivery of such Purchased Assets and Assumed Liabilities upon such terms and subject to such conditions;

WHEREAS, the Purchased Assets will be sold pursuant to a Sale Order of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and such Sale Order will include the assumption and assignment of certain executory contracts, unexpired leases and liabilities thereunder under Section 365 of the Bankruptcy Code and the terms and conditions of this Agreement; and

WHEREAS, all of the obligations of the parties under this Agreement are conditioned upon the approval of the Bankruptcy Court in accordance with Article 3 hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

Except as otherwise provided and subject to the terms and conditions set forth in this Agreement and subject to Bankruptcy Court approval, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller at the Closing, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, claims or interests of any type or nature, whether known or unknown, of Seller or any other party, other than the Assumed Liabilities.

ARTICLE 2
DESCRIPTION OF PURCHASED ASSETS; EXCLUDED ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1. Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery from Seller, all of Seller’s right and title to and interest in and to Seller’s business assets, properties, rights (contractual or otherwise) and its affirmative claims, but excluding the Excluded Assets (the assets so included, the “Purchased Assets”). The Purchased Assets shall include, without limitation, all of Seller’s right, title and interest in and to the following:

(a) All equipment, machinery or other tangible personal property owned by Seller including, without limitation, the equipment, machinery and personal property listed on Schedule 2.1(a) hereto;

(b) All of Seller’s rights, titles and interests in and to the any and all intellectual property owned or utilized by the Seller, including, without limitation, patents, patent rights, patent applications, inventions, trade secrets, processes, formulas, customer lists, proprietary rights, proprietary knowledge, computer software, websites, URLs, domain names, trademarks, names, service marks, brand marks, brand names, trade names, source or object code, copyrights, trade secrets relating to or arising from any proprietary process, symbols and logos related to the Business and all applications therefor, registrations thereof and licenses and sublicenses or agreements in respect thereof, which Seller owns or has the right to use or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office, as listed on Schedule 2.1(b) (excluding the Retained Intellectual Property, collectively, the “Transferred Intellectual Property”);

(c) All leases of equipment, machinery or other tangible personal property to which Seller is a party, as listed on Schedule 2.1(c) hereto (the “Personal Property Leases”);

(d) All contracts, agreements, contract rights, license agreements, customer contracts, distribution agreements, franchise rights and agreements, purchase and sales orders (if any), quotations and executory commitments, instruments, royalty agreements, third party guaranties, indemnifications, arrangements and understandings, whether oral or written, to which Seller is a party (whether or not legally bound thereby), as listed on Schedule 2.1(d) hereto (the “Assumed Contracts”);

(e) All franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other Governmental Authority, as listed on Schedule 2.1(e) hereto (the “Permits”);

(f) All of Seller’s rights under leases of real property set forth on Schedule 2.1(f) hereto, together with all buildings, structures, installations, fixtures and all other leasehold improvements, appurtenant thereto or situated thereon and all other rights, interests and appurtenances of Seller pertaining thereto; provided, however, that such leases shall be subject to further negotiation and agreement by and between Purchaser and any lessor following execution of this Agreement (the “Assumed Leases”);

(g) Seller’s marketing and sales materials relating to the Business;

(h) Seller’s backlog (i.e., lease and sales (if any) orders, and orders for production and support services that have not been processed);

(i) All of Seller’s customer or client lists, files, documentation, records and related documentation related to the Business, including, without limitation, those listed on Schedule 2.1(i) hereto, relating to the Purchased Assets;

(j) All of Seller’s security deposits, prepaid expenses and other miscellaneous assets, as listed on Schedule 2.1(j) hereto;

(k) All of Seller’s other tangible and intangible assets, other than the Excluded Assets.

Section 2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the following assets, properties and/or rights of Seller, (collectively, the “Excluded Assets”) and liens, claims or encumbrances against such Excluded Assets shall not be altered by virtue of this Agreement:

(a) Any Contracts that are not Assumed Contracts (the “Excluded Contracts”);

(b) Any items excluded pursuant to the provisions of Section 2.1 above;

(c) All cash, bank accounts, certificates of deposit, commercial paper, annuities, treasury notes and bills and other marketable securities;

(d) All accounts receivable;

(e) All claims for refunds and/or credits by the Seller of any kind, including for Taxes; and

(f) all Employee Plans, including, without limitation, all of Seller’s severance, pension, retirement and other employee benefit plans; and

(g) All of Seller’s insurance policies relating to the Business or the Purchased Assets, subject to any claims of co-insureds, including, without limitation, all credits, cash or surrender value, all rights to any refunds, all rights to receive proceeds of insurance policies, any outstanding claims thereunder and all rights of offset, counterclaims and insurance coverage thereunder (collectively, the “Insurance Policies”), which such Insurance Policies are as set forth in Schedule 2.1(k) hereto (showing as to each policy or binder the carrier, policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided).

(h) All of Seller’s right, title and interests in and to high definition and other content, stored on digital video cassettes or other electronic mediums, available for multi-platform distribution (the “Content Library”) and all copyrights, contract rights, content licenses or other general intangibles associated with the Content Library (the “Retained Intellectual Property”); provided however, it is contemplated and understood that Purchaser will be entering into a management contract with respect to the Content Library upon Closing, which contract will be subject to further negotiations by the Parties and which contract shall not preclude the sale of the Content Library at any time. It is understood that Seller has the right to refuse to enter into any management contract proposed by Purchaser.

(i) Any and all tax refunds due to Seller prior to the effective date of the sale, and any and all NOLs in favor or Seller.

(j) All known and unknown, liquidated or unliquidated, contingent or fixed, claims, rights or causes of action which Seller may have against any third party for avoidance and recovery of any preferential or fraudulent transfer.

(k) All of Seller’s corporate minute books and organizational documents

(l) Any interest of the Seller in any affiliate.

Section 2.3. Assumed Liabilities; Non-Assumed Liabilities.

(a) At the Closing, Purchaser shall assume and agree to perform and discharge the following Liabilities of Seller to the extent not previously performed or discharged, and no others: (i) all Liabilities of Seller under the Personal Property Leases in an aggregate amount not to exceed $1,300,000, (ii) all Liabilities of Seller which first accrue and are to be performed from and after the Closing under the Assumed Contracts, the Assumed Leases and the Personal Property Leases, which relate to periods of time on or after the Closing Date, and (iii) liabilities and obligations relating to and arising from Purchaser’s operation of the Purchased Assets after the Closing (items (i), (ii) and (iii) are collectively referred to herein as the “Assumed Liabilities”).

(b) Other than the Assumed Liabilities, Purchaser shall not assume or be bound by or be obligated or responsible for any duties, responsibilities, commitments, expenses, obligations or liabilities of Seller or relating to the Purchased Assets or the Business (or which may be asserted against or imposed upon Purchaser as a successor or transferee of Seller as an acquirer of the Purchased Assets or the Business or otherwise as a matter of law) of any kind or nature, fixed or contingent, known or unknown, including, without limitation, the following (collectively, the “Non-Assumed Liabilities”):

(i)	any Liability of Seller in respect of any Taxes arising or accruing prior to the Closing Date;

(ii)	any Liability of Seller under any contract or lease that is not an Assumed Contract, Assumed Lease or Personal Property Lease;

(iii)	any Liability of Seller arising out of or resulting from its compliance or noncompliance with any Law;

(iv)
any Liability of Seller arising out of or related to any Legal Proceeding against it or any Legal Proceeding which has an adverse effect on the Purchased Assets or the Business and which was or could have been asserted on or prior to the Closing Date or to the extent the basis of which arose or accrued on or prior to the Closing Date

(v)
any Liability of Seller for any indemnification obligations pursuant to any claim or notice received or required to be received prior to the Closing Date with respect to any Transferred Intellectual Property;

(vi)	any Liabilities arising under or in connection with any Employee Plans of, or maintained or required to be maintained by, Seller;

(vii)	any Liability pursuant to any personal guaranty or indemnity provided by any officer, director, principal, owner or other party related to Seller; and

(viii)	any Liability that is not an Assumed Liability.

ARTICLE 3
BANKRUPTCY COURT APPROVAL

Section 3.1. Entry of Sale Procedures Order. No later than October 1, 2008 or two (2) business days after execution of this Agreement, whichever is earlier by the parties hereto, Seller shall file a motion in form and substance reasonably satisfactory to Purchaser (the “Sales Procedures Motion”) with the Bankruptcy Court seeking entry of an order in form and substance satisfactory to Purchaser which shall include all of the following provisions (the “Sale Procedures Order”):

(a) Competing offers to acquire the Purchased Assets shall:

(i)	be submitted in writing to Seller and its counsel on or before 4:00 p.m. (Pacific Time) on the business day that is no later than five days prior to the Sale Hearing (as defined below);

(ii)	provide for total cash consideration that exceeds the Cash Payment and Tax Escrow Funds as defined herein by at least Three Hundred Thousand Dollars ($300,000.00);

(iii)
be accompanied by a signed asset purchase agreement in form and substance substantially identical to this Agreement, except with respect to the payment on account of tax claims as set forth in Section 5.2 below and with respect to the Key Employment agreements set forth in Section 9.10 below, together with a redlined, marked copy showing all changes to this Agreement (the “Competing Agreement”);

(iv)
must not be subject to due diligence contingencies or other conditions beyond those imposed by Purchaser; any bidder other than Purchaser shall have an opportunity to review the books and records of the Seller, provided that such bidder shall execute a non-disclosure agreement in form and substance acceptable to Seller in Seller’s sole discretion (notwithstanding the foregoing, all due diligence must be completed by all qualified bidders prior to Auction (as defined below);

(v)	remain open until the conclusion of the Sale Hearing (as defined below);

(vi)	contain terms and conditions no less favorable to Seller than the terms and conditions of this Agreement;

(vii)	be accompanied by admissible evidence in the form of affidavits or declarations establishing the bidder’s good faith, within the meaning of Section 363(m) of the Bankruptcy Code;

(viii)
be accompanied by admissible evidence in the form of affidavits or declarations establishing that the bidder is capable and qualified, financially, legally, and otherwise, of unconditionally performing all obligations under the Competing Agreement;

(ix)	for no less than substantially all of the Purchased Assets;

(x)	contain a proposed closing date that is not later than the Closing Date hereunder; and

(xi)
contain a condition to closing which requires the payment of the total indebtedness, including principal, interests, fees, costs and other allowable charges, of Pacific Western Bank (formerly the secured debt of Community National Bank) through or prior to Closing either directly by a proposed Overbidder or through a refinance of such indebtedness .

(b) If any bidders have submitted a qualifying competing bid in accordance with Section 3.1(a) hereof (each such bid, a “Qualified Bid”), then a public auction of the Purchased Assets (the “Auction”) shall be held at the Sale Hearing at the United States Bankruptcy Court for the Central District of California . The Auction shall be governed by the following procedures:

(i)
All bidders shall be deemed to have consented to the core jurisdiction of the Bankruptcy Court and to have waived any right to jury trial in connection with any disputes relating to the Auction or the sale of the Purchased Assets;

(ii)	Bidding will commence at the amount of the highest Qualified Bid;

(iii)	Each subsequent bid shall be in increments of no less than $100,000; and

(iv)
For the Purchaser, the Breakup Fee shall be taken into account in the bidding process, such that if the bid is $8,000,000 the Purchaser may bid such amount in cash plus the value of the Breakup Fee to match the $8,000,000 bid.

(c) A hearing to approve the successful bid at the Auction, or, if no auction is held, to approve this Agreement, shall be scheduled for no later than November 15, 2008 (the “Sale Hearing Date”);

(d) The Breakup Fee in the amount of reasonable costs and fees incurred by Buyer not to exceed $200,000 is approved and shall be paid to Purchaser in the event that the Bankruptcy Court enters an order approving an offer to purchase the Purchased Assets submitted by a party other than Purchaser or enters an order confirming a plan of reorganization of Seller (other than a plan under which Purchaser acquires the Purchased Assets) no later than the closing of the sale of the Purchased Assets to a third party;

(e) No other bidder for the Purchased Assets shall be entitled to payment of any breakup fee;

(f) Any entity that fails to submit a timely, conforming Qualified Bid, as set forth above, shall be disqualified from bidding for the Purchased Assets at the Auction or the Sale Hearing; and

(g) If no timely, conforming Qualified Bid is submitted, Seller shall request at the Sale Hearing that the Court approve the proposed sale of the Purchased Assets to Purchaser under this Agreement.

Section 3.2. Entry of Order Approving Sale. Seller shall use its best efforts to obtain entry of on order of the Bankruptcy Court approving the terms of this Agreement (the “Sale Order”) as soon as practicable following the mutual execution and delivery of this Agreement and approval of the Sale Procedures, but no later than November 15, 2008 (“Sale Order Date”). The Sale Order shall be in accordance with the terms of this Agreement, shall be in a form reasonably satisfactory to Purchaser and Seller, and shall:

(i)
approve and direct the sale and assignment of the Purchased Assets to Purchaser and approve and direct the assumption and assignment of the Assumed Leases and Assumed Contracts to Purchaser free and clear of all Liens, claims or interests except those expressly assumed in this Agreement, based on appropriate findings and rulings pursuant to, inter alia, Sections 363(b), (f) and (m) and 365 of the Bankruptcy Code, including but not limited to Sections 365(h), (i), (l) and (n) and the release of Purchaser to any rights otherwise associated with and which may otherwise be to the benefit of any third parties; provided that notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to disapprove the Sale Order by reason of, and Purchaser’s (or a successful overbidder’s) obligation to consummate the transactions provided for herein shall not be conditioned upon the assumption and assignment of, any Assumed Leases with respect to which the Bankruptcy Court determines that Purchaser (or a successful overbidder) has failed to provided adequate assurance of future performance pursuant to Section 365 of the Bankruptcy Code;

(ii)	include a direction that Seller allocate in any Chapter 11 plan of reorganization, including a plan of liquidation, the Consideration in the manner established by Section 5.3(a);

(ii)
include a direction that Seller and Purchaser consummate the transactions contemplated hereby in accordance with the terms hereof, including all payments required hereunder, on or before the Outside Date;

(iii)	include a finding that Purchaser is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code;

(iv)	include a finding that Purchaser is not deemed to be a successor to Seller, to have, de facto or otherwise, merged with or into Seller or to be a mere continuation of Seller;

(v)	include a finding that the Consideration is a fair and reasonable price for the Purchased Assets;

(vi)	include a finding confirming the adequacy of notice to all creditors and parties in interest and parties to any executory contract, unexpired lease or right of entry;

(vii)	include a finding that the Cure Costs are final and binding upon the applicable counterparty and Seller is authorized and directed to pay such Cure Costs directly from the sale proceeds;

(viii)	include a direction that Purchaser shall be provided with the Qualified Bid and supporting documentation and evidence that such Qualified Bid satisfies the requirements of the Sale Order; and

(ix)
include provisions for the retention of jurisdiction in the Bankruptcy Court over matters relating to the transactions contemplated in this Agreement including matters relating to title to the Purchased Assets and claims against the Purchased Assets which arose or were based on facts or occurrences prior to the Closing. Furthermore, the Sale Order shall not have been reversed, stayed, modified or amended.

(b) Seller shall provide notice of any hearing on the motion to approve the Sale Order or any other matter before the Bankruptcy Court relating to this Agreement or the Transaction Documents, in each case as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Central District of California or as otherwise ordered by the Bankruptcy Court.

(c) Notwithstanding anything to the contrary in this Section 3.1 or any other provision of this Agreement, in the event that a Qualified Bid of a third party (an “Alternative Buyer,” and the underlying agreement between the Alternative Buyer and Seller, the “Alternative APA”) is approved by the Bankruptcy Court at the hearing on the Sale Motion, this Agreement, shall become an approved “back-up bid” which may, if exercised by written election by Purchaser and delivered to Seller with twenty four (24) hours of the completion of the Sale hearing, remain open for acceptance by Seller for a period of thirty (30) days following the date upon which such hearing is concluded, but subject and subordinate in all respects to the rights of the Alternative Buyer under the Alternative APA.

Section 3.3. Certain Bankruptcy Undertakings by Seller.

(a) Seller shall, in good faith, using its commercially reasonable efforts, seek entry of the Sale Order no later than November 15, 2008 (the “Outside Date”) and take such actions following the Execution Date as are necessary to consummate the Transactions contemplated by this Agreement in accordance with Sale Order.

(b) Recognizing that the transaction contemplated herein is subject to overbid, from and after the date hereof, except as ordered by the Bankruptcy Court and as is reasonably necessary to adequately market the Assets for overbid, Seller shall neither take any action, nor fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement; or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect Purchaser’s rights hereunder), or (B) the entry of a stay pending appeal.

(c) Seller shall, in good faith, using its commercially reasonable efforts and with the cooperative efforts of Purchaser, attempt to obtain in the Sale Order an exemption from Transfer Taxes pursuant to Section 1146(c) of the Bankruptcy Code.

(d) If the Sale Procedures Order, the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Seller, with the cooperation and support of Purchaser, shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and shall endeavor to obtain an expedited resolution of such appeal.

ARTICLE 4
INSTRUMENTS OF TRANSFER AND ASSUMPTION

Section 4.1. Transfer Documents. At the Closing, Seller will deliver to Purchaser (a) one or more Bills of Sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”), and (b) all such other good and sufficient instruments of sale, transfer and conveyance consistent with the terms and provisions of this Agreement, including, without limitation, assignments of leases and the Transferred Intellectual Property, and any other assignments as shall be reasonably necessary to vest in Purchaser all of Seller’s right and title to, and interest in, the Purchased Assets.

Section 4.2. Assignment and Assumption Documents. At the Closing, Purchaser and Seller will execute and deliver an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C (the “Assumption Agreement”) in order to effect the assignment and assumption of the Assumed Liabilities.

ARTICLE 5
CONSIDERATION; ALLOCATION

Section 5.1. Consideration. In exchange for the sale, assignment, transfer, conveyance and delivery from Seller of the Purchased Assets, at Closing Purchaser shall:

(a) assume the Assumed Liabilities pursuant to this Agreement;

(b) pay by wire transfer to an account designated by Seller (which account shall be designated at least three (3) business days prior to the Closing) the amount of Two Million Dollars ($2,000,000) (the “Cash Payment”); and

(c) pay no less than $1,000,000 into escrow which shall be set aside and used to pay payroll taxes due and owing by Seller as set forth in section 5.2 below (the “Tax Escrow Funds”).

(d) Items (a) through (c) of this Section 5.1 are referred to collectively as the “Consideration.”

(e) The Cash Payment and Tax Escrow Funds shall be paid to Seller at the Closing in immediately available, good funds of the United States of America (“Good Funds”).

Section 5.2. Allocation of Consideration.

(a) The Seller agrees that the Tax Escrow Funds shall be applied to the payment of that portion of the pre-petition priority Tax obligations of Seller which may be personally asserted against Jan Parent and/or Johnny Caswell (the “Personal Tax Obligation”), or such lesser amount as necessary to satisfy such Personal Tax Obligation in full and shall be held in a segregated interest bearing account pending final determination of such Personal Tax Obligation. To the extent all of the Tax Escrow Funds are not necessary to satisfy the Personal Tax Obligation, then any remaining portion o f the Tax Escrow Funds shall be paid to secured creditors and/or the Seller’s bankruptcy estate to be distributed in accordance with their priorities.

(b) Prior to Closing, Purchaser shall deliver to Seller Purchaser’s proposed allocation (the “Allocation Statement”) of the Consideration (including, without limitation, the Assumed Liabilities) among the Purchased Assets. The Allocation Statement shall allocate the Consideration and any item required to be treated as an adjustment to the Consideration among the various assets comprising the Purchased Assets in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local tax law) or any successor provision. If Seller agrees with the Allocation Statement and the allocation among the Purchased Assets set forth therein, Purchaser and Seller shall report and file all tax returns (including any amended tax returns and claims for refund) consistent with such mutually agreed Consideration allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Seller shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules with respect to such allocation, including any required amendments to such forms. If, on the other hand, Seller objects to, or otherwise disagrees with the Allocation Statement, Purchaser and Seller shall use their commercially reasonable efforts to agree upon the allocation of the Consideration among the Purchased Assets. In any event, Seller agrees to take no position in its tax returns, which are inconsistent with the Purchaser’s allocations of the Consideration for tax purposes. Seller shall be responsible for all fees associated with the preparation of tax returns. Notwithstanding any other provisions of this Agreement, Purchaser’s and Seller’s obligations under this Section 5.2 shall survive Closing.

Section 5.3. Prorations. The following prorations relating to the Business and the Purchased Assets will be made as of the Closing Date, with Seller liable to the extent that such items can be determined relate to any time period up to and including the Closing Date and Purchaser liable to the extent that such items can be determined relate to periods subsequent to the Closing Date; provided, however, that for periods of time which straddle the Closing Date and for which the amounts attributable to any item cannot be readily allocable to a particular date, the obligations and liabilities shall be prorated between the Purchaser and the Seller based upon the total amount of days in any allocable period and the amount of days which precede the Closing (allocable to the Seller) and the amount of days during such period which are on or are on or after the Closing (allocable to the Purchaser):

(a) Real, sales, ad valorem, personal property and all similar taxes and assessments relating to the Property and the Business;

(b) Water, sewer and other similar types of taxes, and installments on special benefit assessments;

(c) Electric, gas, telephone and utility charges;

(d) Charges under maintenance and service contracts and fees under licenses transferred to or assumed by Purchaser;

(e) Any and all payments due under Assumed Contracts, Assumed Leases or Personal Property Leases; subject to any payment restructurings with Bankruptcy Court approvals, and

(f) Prepaid expenses of Seller to the extent that the benefit thereof will be available to Purchaser after the Closing Date.

Seller shall be responsible for all sales, transfer and documentary Taxes and recording fees and Taxes applicable to the transactions contemplated hereby or imposed by reason of the transfers of the Purchased Assets provided under this Agreement and any deficiency, interest or penalty asserted with respect thereto (collectively, the “Transfer Taxes”). Purchaser shall pay the fees and costs of recording or filing all applicable conveyance instruments contemplated hereunder. Purchaser shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred.

ARTICLE 6
CLOSING

Section 6.1. Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Point.360 or such other location as may be mutually agreed upon between the Parties on the date which is the third (3rd) business day following the date on which all conditions to Closing set forth in Articles 10 and 11 hereof have been satisfied or waived (the “Closing Date”). The Closing shall be effective as of 2:00 a.m. Pacific Time on the day after the Closing Date.

ARTICLE 7
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser that the statements contained in this Article 7 are, to Seller’s Knowledge, true, correct and complete as of the date of this Agreement and will, to Seller’s Knowledge, be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 7).

Section 7.1. Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has all necessary power and authority to own and operate its properties and to carry on its business as it is now being conducted and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect and, subject to obtaining Bankruptcy Court approval of this Agreement as contemplated herein, to carry out the transactions contemplated by this Agreement and the other Transaction Documents. Seller has the power and authority to execute and deliver and, subject to entry of the Sale Order, perform its obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby. As used herein, the term “Transaction Documents” means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by the parties or any one or more of them in accordance with the provisions of this Agreement.

Section 7.2. Authorization, Execution and Delivery of Agreement and Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the transfer or assignment of the Purchased Assets to Purchaser have been duly and validly authorized and approved by all necessary corporate action. Subject to obtaining the Sale Order and pursuant thereto, Seller will have full power, right and authority to sell and convey to Purchaser the Purchased Assets owned by Seller. The Sale Order to be entered by the Bankruptcy Court shall provide that this Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms.

Section 7.3. Title to and Condition of Assets. Except as set forth in Schedule 7.3 hereto, Seller has good and marketable title to, or a valid leasehold interest in, all of the properties and assets included in the Purchased Assets, and upon the consummation of the transactions contemplated hereby and by the Transaction Documents, Purchaser will acquire good and marketable title to all of the Purchased Assets, free and clear of all Liens other than the Assumed Liabilities. The Purchased Assets include, without limitation, all assets, tangible or intangible, of any nature whatsoever, necessary for the conduct of the Business and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 7.4.  Liabilities. Other than the Non-Assumed Liabilities, and except as set forth in Schedule 7.4 hereto, Seller has no Liabilities relating to the Purchased Assets or the Business due or to become due except the Assumed Liabilities.

Section 7.5. Corporate Records. Seller has maintained the Corporate Records, which, in reasonable detail, accurately and fairly reflect the activities of Seller pertaining to the Business. Seller has not, in any manner that pertains to, or could affect, the Business or the Purchased Assets, engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Corporate Records.

Section 7.6. Legal Proceedings. Except as set forth on Schedule 7.6 hereto, there is no Legal Proceeding (a) pending or, to the Knowledge of Seller, threatened or anticipated against or affecting Seller, the Business or the Purchased Assets (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or employees of Seller with respect to their business activities related to or affecting the Business); (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (c) related to the Business or the Purchased Assets to which Seller is otherwise a party. To the Knowledge of Seller, there is no reasonable basis for any such Legal Proceeding.

Section 7.7. Real Property. Except as set forth in Schedule 7.7 hereto, Seller does not own any or leased real property.

Section 7.8. No Violation of Laws or Agreements. The Sale Order shall contain findings by the Bankruptcy Court that the execution and delivery by Seller of this Agreement and the Transaction Documents contemplated hereby, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated herein and therein will not violate in any material respect, (i) any statute or Law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which Seller is subject; (ii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Purchased Assets, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument to which Seller is a party or by which any of the Purchased Assets are bound; and (iii) contravene, conflict with or result in a violation of any provision of any organizational documents of Seller.

Section 7.9. Employee Benefits; ERISA Matters.

(a) Schedule 7.9 hereto contains a complete list of all Employee Plans (i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business and/or (ii) with respect to which Purchaser may incur any Liability (“Business Employee Plans”). Seller has made available to Purchaser true and complete copies of all Employee Plans, including written interpretations thereof and written descriptions thereof which have been distributed to Seller’s employees and for which Seller has copies, all annuity contracts or other funding instruments relating thereto, and a complete description of all Employee Plans which are not in writing.

(b) Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, any Multiemployer Plan.

(c) Each Welfare Plan which covers or has covered employees or former employees of Seller or of its Affiliates in the Business and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

(d) There is no Legal Proceeding outstanding, relating to or seeking benefits under any Business Employee Plan that is pending, threatened or anticipated against Seller, any ERISA Affiliate or any Employee Plan.

(e) Neither Seller nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Welfare Plan (i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business and (ii) with respect to which Purchaser may incur any Liability.

(f) There are no liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Business Employee Plan or arising in connection with any excise tax or penalty tax with respect to any Business Employee Plan.

(g) Each Business Employee Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, including, without limitation, ERISA and the Code.

(h) Seller and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Business Employee Plan and applicable Law or required to be paid as expenses or as Taxes under applicable Laws, under such Employee Plan, and Seller and its ERISA Affiliates shall continue to do so through the Closing Date.

(i) Seller has no Business Employee Plan intended to qualify under Section 401 of the Code.

(j) Neither the execution and delivery of this Agreement or other related agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(k) Neither Seller nor any ERISA Affiliate has incurred any liability with respect to any Employee Plan, which may create, or result in any liability to Purchaser.

(l) No amounts payable under the Business Employee Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 7.10. Labor Matters.

(a) Except as set forth on Schedule 7.10 hereto, there are no employment, consulting, severance or indemnification contracts between the Seller and any of its employees. Seller is not a party to any union contract or collective bargaining agreement.

(b) Except as set forth on Schedule 7.10 hereto, (i) Seller is not party to or bound by any collective bargaining or similar agreement with any labor organization; (ii) no employees of Seller are represented by any labor organization; (iii) Seller has no Knowledge of any union organizing activities among the employees of the Seller; and (iv) during the past year, there has been no actual or, to the Knowledge of Seller, threatened strikes, slowdowns, work stoppages or lockouts affecting the Seller.

(c) Except as set forth on Schedule 7.10 hereto, Seller is and has been in compliance with all notice and other requirements under the WARN Act.

(d) Except as set forth on Schedule 7.10 hereto, to Seller’s Knowledge (i) there are no material claims (i.e., claims not covered by insurance) by any or on behalf of any of the employees of the Business pending with respect to their employment or benefits incident thereto with respect to sexual harassment and discrimination claims and claims arising under workers’ compensation laws which are not ordinary course of business claims for a business such as the Business (collectively, “Employee Claims”), and (ii) there have been no organizational efforts known to Seller during the past five years involving any of such employees to organize into a collective bargaining unit.

Section 7.11. Transferred Intellectual Property. Seller is the sole owner of the Transferred Intellectual Property. Except as set forth on Schedule 7.11 hereto, no claims have been asserted or threatened nor has any Seller received notice of any such claim that (i) the operations of Seller infringe upon or misappropriate the rights of any other person in respect of any Transferred Intellectual Property, or (ii) any Transferred Intellectual Property or the use by Seller of such Transferred Intellectual Property is invalid or unenforceable. To the Knowledge of Seller, (i) no third party is engaging in any activity that infringes or misappropriates the Transferred Intellectual Property and (ii) Seller has not granted any material license or other right to any third party with respect to the Transferred Intellectual Property.

Section 7.12. Defaults. Seller filed for Chapter 11 on March 10, 2008, and had numerous leases, contracts and agreements in default as set forth on Schedule 7.12 hereto.

Section 7.13. Environmental Matters. Except as set forth on Schedule 7.13 hereto, (A) Seller is in compliance with all applicable Environmental Laws, except where failure to be in compliance would not have a Material Adverse Effect; (B) there is no Environmental Claim pending against Seller; (C) Seller has obtained all material permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws (the “Environmental Permits”) and is and has been in compliance with their requirements; (D) to the Knowledge of the Seller there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any real property currently owned or leased by Seller other than in compliance with Environmental Laws; (E) Seller has not undertaken or completed any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Materials at any site, location or operation of the Business, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law; and (F) except as set forth on Schedule 7.13, there have been no Environmental Claims against the Seller.

Section 7.14. Brokers. Except as set forth on Schedule 7.14 hereto, Seller has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets.

Section 7.15. Permits. The Permits constitute all of the Permits necessary for Seller to lawfully conduct and operate the Business, as applicable, as they are presently conducted and to permit Seller to own and use the Purchased Assets to own and use its assets, in each case, in the manner in which they are presently owned and used. Except as set forth on Schedule 7.15 hereto, Seller is and at all times has been in compliance with all material Permits applicable to it or to the conduct and operations of the Business or relating to or affecting the Purchased Assets. Seller has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (ii) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit. No event has occurred, and to Seller’s Knowledge no circumstance exists, that (with or without notice or lapse of time) (i) may constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any such Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit. All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Seller or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit that Seller owns, possesses or uses.

Section 7.16. Insurance. Except as set forth on Schedule 7.16 hereto, all of the Insurance Policies are in full force an effect. Seller is not in default under any of such policies or binders, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.

Section 7.17. Taxes; Tax Returns. Except as set forth on Schedule 7.17 hereto, and Tax Returns for Transfer Taxes in connection with the transactions contemplated by this Agreement, which will be filed promptly after the Closing Date, Seller has (A) filed with the appropriate taxing authorities all Tax Returns relating to the Business required to be filed for any period ending on or before the Closing Date (or are properly on extension), and all such filed Tax Returns are true, correct and complete in all material respects, and (B) except as set forth on Schedule 7.17, paid in full all Taxes shown to be due on such Tax Returns, together with any penalties or fines due in connection therewith. Except as set forth on Schedule 7.17 hereto, there are no Liens for Taxes upon the Business or the Purchased Assets except for statutory liens for current Taxes not yet due and payable. Seller will file appropriate Tax Returns for any period ending on or before the Closing Date, and pay any Taxes for such periods when due. Except as set forth on Schedule 7.17 hereto, Seller has not received any outstanding notice of audit, and is not undergoing any audit, of Tax Returns relating to the Business and has never received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes relating to the Business which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by Seller with respect to any Tax Returns relating to the Business. Except as set forth on Schedule 7.17 hereto, Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has withheld all amounts required by law to be withheld from the wages or salaries of employees and independent contractors of the Business, and is not liable for any Taxes with respect to the employees and independent contractors of the Business for failure to comply with such laws, rules and regulations.

Section 7.18. Financial Statements.

(a) Attached hereto as Annex I are the unaudited and unreviewed, Year End Financial Statements, respectively. The Year End Financial Statements have been prepared from the Corporate Records and fairly and accurately present the financial condition and the results of operations, income, expenses, assets, Liabilities (including all reserves), and changes in shareholders’ equity and of Seller as of the respective dates of, and for the periods referred to in, such Year End Financial Statements

(b) Except as set forth on Schedule 7.18 hereto, Seller maintains a standard system of accounting established and administered in accordance with GAAP.

Section 7.19. Related Party Transactions. Except as set forth on Schedule 7.19 hereto, none of Seller, any Affiliate thereof, Seller’s shareholders or any Affiliate or Family Member thereof is presently or has, since the most recent Year End Financial Statements, and Interim Financial Statements, borrowed any moneys from or has any outstanding debt or other obligations to Seller or is presently a party to any transaction with Seller relating to the Business. Except as set forth on Schedule 7.19 hereto, none of Seller, any Affiliate thereof, or any director, officer or key employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 1% of any public company, provided, that such owner’s role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller, (ii) engaged in a business related to the Business or (iii) a participant in any transaction to which Seller is a party or (b) is a party to any Contract with Seller. Except as set forth on Schedule 7.19 hereto, Seller has no Contract or understanding with any officer, director or key employee of Seller or any of Seller’s shareholders or any Affiliate or Family Member thereof with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.

Section 7.20. Compliance with Law.

(a) Except as set forth on Schedule 7.20 hereto, Seller, to its Knowledge, and the conduct of the Business are and at all times have been in compliance with all Laws applicable to them or to the conduct and operations of the Business or relating to or affecting the Purchased Assets. Seller has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller, any such Laws or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in either case separately or the cases together, where such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 7.20 hereto, none of Seller, or any of its directors, officers, or to the Knowledge of Seller, any employee or other Person affiliated with or acting for or on behalf of Seller, has, directly or indirectly, (i) made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any of its Affiliates or (D) in violation of any Laws of the United States (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1 et seq.)) or any laws of any other country having jurisdiction; or (ii) established or maintained any fund or asset that has not been recorded in the Corporate Records of Seller.

Section 7.21. No Other Agreements. Neither Seller, nor any of its shareholders, officers, directors or Affiliates has any legal obligation, absolute or contingent, to any other Person to sell, assign or transfer any part of the Purchased Assets, to sell any stock of or other equity interest (other than warrants or options in favor of Seller’s officers, directors or employees) in Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto.

Section 7.22. Material Misstatements Or Omissions. To the Knowledge of the representing parties, no representation or warranty made by Seller in this Agreement or the Disclosure Schedules hereto omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE 8
PURCHASER’S REPRESENTATIONS

Purchaser represents and warrants (and as to Section 8.5, acknowledges) to Seller that the statements contained in this Article 8 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 8).

Section 8.1. Organization; Qualification and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Purchaser has all necessary power and authority to (a) own and operate its properties, (b) carry on its business as it is now being conducted, (c) perform its obligations under this Agreement and the other Transaction Documents, and to undertake and carry out the transactions contemplated hereby and thereby, and (d) own and operate the Purchased Assets and Business.

Section 8.2. Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents in accordance with their terms by Purchaser have been duly and validly authorized and approved by all necessary corporate action. Purchaser has full power, right and authority to acquire the Purchased Assets. This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

Section 8.3. Brokers. Except as set forth on Schedule 8.3 hereto Purchaser has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets.

Section 8.4. Funding. Purchaser has available to it all of the required cash or financing to pay the Consideration at Closing and to otherwise perform all of Purchaser’s obligations pursuant to this Agreement. Purchaser’s financial ability to consummate the transaction under this Agreement is therefore not subject to any financing contingency.

ARTICLE 9
SELLER’S AND PURCHASER’S COVENANTS AND AGREEMENTS

Section 9.1. Conduct of Business. Subject to any restrictions and obligations imposed by the Bankruptcy Court, Seller will not, without Purchaser’s consent, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, including, without limitation, any amendment or change to its employee retention program, or any employment agreements between Seller and its employees. Without limiting the generality of the foregoing (but subject to the express limitation set forth in the immediately preceding sentence), Seller will, other than in the Ordinary Course of Business, refrain from doing any of the following in respect of the Purchased Assets: (i) disposing of, or transferring, any material Purchased Asset, (ii) transferring any tangible Purchased Asset to any other location to the extent that such other location is not among the locations which is the subject of an Assumed Lease or otherwise part of the Purchased Assets, (iii) except as otherwise provided or required in this Agreement, terminating, amending or modifying the material terms of any of the Assumed Contracts, Assumed Leases or Personal Property Leases; or (iv) making any change in the compensation payable or to become payable to the employees of the Business, other than increases or promotions in the Ordinary Course of Business or compensation provided for in Seller’s key employee retention or similar program or employment agreements, approved by the Bankruptcy Court; provided, however, notwithstanding anything to the contrary in the preceding sentence, Seller may, upon prior written notice to Purchaser in their reasonable discretion take such actions in connection with or as a result of the consequences (adverse or otherwise) of filing the Chapter 11 Case, if any, to cure defaults in respect of the Assumed Contracts, Assumed Leases or Personal Property Leases.

Section 9.2. Mutual Covenants. The parties hereto mutually covenant (and subject to the other terms of this Agreement):

(a) from the date of this Agreement to the Closing Date, to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents (each party hereto shall furnish to the other and to the other’s counsel all such information as may be reasonably required in order to effectuate the foregoing action), which consents shall not, in any event, include any consent the need for which is obviated by the Sale Order or otherwise by the provisions of the Bankruptcy Code;

(b) after the Closing Date, each of the parties hereto will give, or cause to be given, to the other and/or the other’s representatives, during normal business hours: (i) reasonable access, to the extent permitted by applicable law, to its personnel, properties, titles, contracts, books, records, files and documents (collectively, the “Documentation”); provided, however, Seller shall only be entitled to such reasonable access from Purchaser as required in connection with the transactions contemplated hereby or as is otherwise necessary or appropriate in connection with Seller’s ongoing administration and/or closing of the Bankruptcy Case; and (ii) at the requesting party’s expense, copies of such Documentation, as necessary to allow the requesting party to obtain information in connection with any claims, demands, other audits, suits, actions or proceedings by or against such requesting party as the owner and operator of the Purchased Assets and the Business or otherwise in furtherance of the purposes described in clause (i) above, including, without limitation, in connection with Seller’s bankruptcy proceedings. In connection with access to the records of a party’s accountants, the requesting party shall execute and deliver such “hold harmless” agreements as the other party’s accountants may reasonably request; and

(c) from the date of this Agreement to the Closing Date, to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

Section 9.3. Filings and Authorizations. The parties hereto shall, as promptly as practicable, cause to be made all such filings and submissions as may be required to consummate the terms of this Agreement. Seller and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Governmental Authority, and shall comply promptly with any such inquiry or request. Seller shall not make any filings or submissions without the prior approval of Purchaser, which approval shall not be unreasonably withheld.

Section 9.4. Access to Information.

(a) Prior to and through the date on which the Sale Order is entered by the Bankruptcy Court, Seller shall, so long as such cooperation and access are not materially disruptive of Seller’s operation of the Business, cooperate with Purchaser and shall give Purchaser and its representatives (including Purchaser’s accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties (including any Leased Real Property), contracts, leases, equipment, employees, affairs, books, documents, records and other information of Seller to the extent relating to the Business, the Purchased Assets, Assumed Liabilities, and any other aspect of this Agreement and shall cause their respective officers, employees, agents and representatives to furnish to Purchaser all available documents, records and other information (and copies thereof), to the extent relating to the Business, the Purchased Assets, Assumed Liabilities, and any other aspect of this Agreement as Purchaser may reasonably request. Purchaser expressly acknowledges and agrees that nothing in this Section 9.4 is intended to give rise to a condition or contingency of any kind to Purchaser’s obligation to consummate the transactions contemplated in this Agreement.

(b) Seller agrees to use commercially reasonable efforts to obtain consent from any third party with respect to a restriction against allowing Purchaser to receive and review any contract, agreement or lease of Seller.

Section 9.5. Public Announcement. Subject to the provisions of the Bankruptcy Code and Seller’s right to make such filings and disclosures as it in good faith deems necessary or appropriate in connection with the Bankruptcy Case, no party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (such as an obligation to disclose under federal securities laws of the United States) (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement).

Section 9.6. Taxes.

(a) Seller shall be responsible for all Taxes in connection with, relating to or arising out of the Business or the ownership of the Purchased Assets, or the Assumed Liabilities attributable to taxable periods, or portions thereof, ending on or before the Closing, which Taxes shall be a Non-Assumed Liability. Subject to the terms of Section 5.4, Purchaser shall be responsible for all Taxes in connection with, relating to or arising out of the Purchased Assets attributable to taxable periods, or portions thereof, from and after the Closing. All state and local sales and use Taxes, to the extent attributable to periods prior to the Closing, shall be paid or otherwise discharged by Seller, including any and all sales taxes incurred or owed as a result of the transactions contemplated by this Agreement.

(b) If Seller is unable to obtain an exemption, pursuant to Section 1146(c) of the Bankruptcy Code in the Sale Order, from all sales, transfer and documentary Taxes and recording fees and Taxes applicable to the transactions contemplated hereby (collectively, the “Transfer Taxes”), such Transfer Taxes shall be borne and paid 100% by Seller.

(c) Seller and Purchaser shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

Section 9.7. Consents. Each party hereto will use its reasonable commercial efforts and will cooperate with the other party hereto to obtain all consents required from third persons, whose consent or approval is required pursuant to any Assumed Contract, Assumed Lease, Personal Property Leases, Permit, or otherwise, in order to consummate the transaction contemplated hereby; provided it shall be the responsibility of Seller to obtain any necessary such consents; and further provided that Purchaser and Seller agree that Seller shall not be required to obtain any consent the need for which is obviated by the entry of the Sale Order or otherwise by any provision of the Bankruptcy Code or where the failure to obtain such consent would have a Material Adverse Effect. In connection with the foregoing the Purchaser and the Seller agree that the only consents and waivers necessary for the consummation of the Transactions are those consents and waivers listed in Schedule 9.7 hereto (the “Required Consents”).

Section 9.8. Good Faith Efforts. Without limiting the specific obligations of any party hereto under any covenant or agreement hereunder, each party hereto shall use its good faith efforts to take all action and do all things necessary to consummate the transactions contemplated in this Agreement on or before the Outside Date.

Section 9.9. Employees.

(a) Subject to and in accordance with the provisions of this Section 9.9, Purchaser shall, effective upon the Closing, offer full-time employment to the employees who are employed by Seller as of the Closing and are listed on Schedule 9.9 hereto (such employees other than the Key Employees, the “Employees”) on terms and conditions substantially equivalent to the terms and conditions of employment and benefits for current employees of Purchaser in similar job classifications and grades. Purchaser shall hire all of the Employees who accept such offer. Employees who accept such offers and become either full-time or part-time employees of Purchaser upon the Closing are hereinafter referred to as “Transferred Employees.” Seller shall use reasonable efforts to assist Purchaser in securing the employment of the Employees.

(b) The employment of each Transferred Employee by Seller shall end effective as of the close of business on the day before the Closing and the employment of the Transferred Employees by Purchaser shall commence at or after 12:01 a.m. on the day of the Closing.

(c) Coverage for Transferred Employees under Purchaser’s benefit plans and programs shall commence as of 12:01 a.m. on the Closing. Purchaser shall give each Transferred Employee credit for such Transferred Employee’s years of most recent continuous service (including time during approved leaves of absences of less than twenty-six (26 weeks)) with Seller for purpose of determining participation and benefit levels under all of Purchaser’s vacation policies and benefit plans and programs, unless otherwise prohibited by law or the terms of any of Purchaser’s benefit plans and programs. Transferred Employees shall also receive credit for any unused vacation accrued since March 11, 2008.

Section 9.10. Key Employees.

(a) Key Employee Agreements. As soon as practicable following the execution of this Agreement, but in any event prior to the Closing Date, Purchaser shall execute and enter into employment agreements with those Key Employees of Seller listed on Schedule 9.10 hereto (such employees, the “Key Employees”), subject to the terms and conditions set forth in each such Key Employee agreements.

Section 9.11. Further Assurances. From time to time after the Closing and without further consideration, Purchaser and Seller, at the request of the other, will execute and deliver such other instruments of conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement or to provide any party hereto with the benefits intended to be conferred and conveyed by this Agreement; provided that, notwithstanding anything to the contrary in this Section 9.11 or any other provision of this Agreement, neither Purchaser nor Seller shall be required to execute any document or take any action that would (i) increase the liability or obligation of the party of whom such document or action is requested beyond that such party would have pursuant to the other provisions of this Agreement, (ii) require or cause the party of whom such action or document is requested to initiate, join in or otherwise become a party to any litigation, action or other proceeding, (iii) cause such party to incur any material cost or expense that is not already imposed upon it by another provision of this Agreement. The parties undertake, for a period of two (2) years (or the applicable statute of limitations) after the Closing Date (or, as to Seller, until the Bankruptcy Case is closed if that occurs sooner), to retain at their own expense all records and documents relating to the Purchased Assets and to make such records and documents available for inspection and copying at reasonable times and upon reasonable notice, at the expense of the requesting party; provided, however, no party shall be required to make available records and documents which it is prohibited to make available by law.

Section 9.12. Survival of Representations and Warranties. None of the representations and warranties of Seller to Purchaser contained in this Agreement or made in any other documents or instruments delivered pursuant to this Agreement shall survive the Closing hereunder. The representations and warranties of the Purchaser shall survive the Closing.

Section 9.13.  “AS IS” Transaction; Disclaimer of Implied Warranties. Except as expressly provided in Article 7 above, Purchaser hereby acknowledges and agrees that Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets (including income to be derived or expenses to be incurred in connection with the Purchased Assets, the physical condition of any personal property comprising a part of the Purchased Assets or which is the subject of any Assumed Contract or Personal Property Leases, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any Assumed Leases, the zoning of any such real property or improvements, the value of the Purchased Assets (or any portion thereof), the transferability of the Purchased Assets, the terms, amount, validity, collectibility or enforceability of any Assumed Liabilities, Assumed Contracts, Assumed Leases or Personal Property Leases, the title of the Purchased Assets (or any portion thereof), the merchantability or fitness of the personal property comprising a portion of the Purchased Assets or any other portion of the Purchased Assets for any particular purpose, or any other matter or thing relating to the Purchased Assets (or any portion thereof). Without in any way limiting the foregoing, except as otherwise expressly provided in Article 7 above, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of all portions the Purchased Assets and all such other matters relating to or affecting the Purchased Assets as Purchaser deemed necessary or appropriate and that in proceeding with the consummation of its acquisition of the Purchased Assets, except for the representations and warranties set forth in Article 7 above, Purchaser is doing so based solely upon such independent inspections and investigations. Accordingly, and in light of the fact that the representations and warranties set forth in Article 7 will lapse and terminate and be of no further force or effect following the Closing, Purchaser will accept the Purchased Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

ARTICLE 10
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser:

Section 10.1. Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Seller shall, to the best of Seller’s knowledge, be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date. Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing.

Section 10.2. Authorizing Resolutions. Seller shall have delivered to Purchaser copies of the authorizing resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby or thereby.

Section 10.3. Officer’s Certificate. Seller shall have delivered to Purchaser a certificate executed by an executive officer of Seller (including incumbency certificates) as Purchaser may reasonably request in order to evidence compliance with the conditions set forth in this Article 10.

Section 10.4. Bill of Sale; Assumption Agreement. Seller shall have delivered to Purchaser an executed Bill of Sale and Assumption Agreement pursuant to Sections 4.1 and 4.2 hereof.

Section 10.5. Bankruptcy Matters. The Sale Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court by no later than the Sale Order Date. All such orders must be in effect, and must not have been reversed or stayed or modified in any material respect.

Section 10.6. Consents. Purchaser shall have received all required consents.

Section 10.7. No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing and except as otherwise provided in this Agreement, there shall have been no Material Adverse Change to the Purchased Assets or the Assumed Liabilities which would continue to affect the Purchaser’s utilization of the Purchased Assets following the Closing.

Section 10.8. Outside Date. The Closing shall have occurred no later than the Outside Date, unless such date is extended in writing by Purchaser.

Section 10.9. Key Employee Agreements. The Key Employees shall have executed and delivered to Purchaser the Key Employment Agreements.

Section 10.10. Real Property Leases. Purchaser shall have entered into new real property leases with Jan & Johnny, Inc. with respect to the real property located at 2820 Hollywood Way, Burbank, California. Purchaser shall also have entered into a new lease with Two Bills, LLC with respect to the real property located at 3350, 3400, 3402, 3410 Winona Avenue, Burbank, California on terms and conditions as are acceptable to Purchaser and TwoBills. Purchaser shall provide notice to Seller of the satisfaction of this condition no later than ten (10) days prior to the Sale Hearing Date. In addition the foregoing, Seller shall have exercised the option to extend the term of the so called “Alpert Lease” of the real property located at 3407 Winona Avenue, Burbank, California, which lease is contemplated to be one of the Assumed Leases hereunder so long as such option is exercised and the term of such lease are acceptable to Purchaser. Purchaser shall also have entered into a new lease or have assumed the lease at 2600 Bristol Pike, Bensalem, PA. Notwithstanding any other provision of this Agreement, including this section 10.10 and section11.6 below, any obligations between Purchaser and any lessor of real property are subject to further negotiation and agreement by and between Purchaser and any such lessor.

Section 10.11  Personal Tax Obligation. The Personal Tax Obligation shall be fixed and resolved.

ARTICLE 11
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligations of Seller under this Agreement with respect to the purchase and sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which, other than the condition set forth in section 11.6 below, may be waived in writing by Seller:

Section 11.1. Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Purchaser in this Agreement shall, to be best of Purchaser’s knowledge, be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date.

Section 11.2. Authorizing Resolutions. Purchaser shall have delivered to Seller copies of the authorizing resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby or thereby together with copies of all other documents that the Seller may reasonably request relating to the existence of the Purchaser and the authority of the purchaser to execute the agreement, all in form and substance reasonably satisfactory to the Seller.

Section 11.3. Assumption Agreement. The Purchaser shall have executed and delivered to the Seller this Agreement and all ancillary agreements hereto, including an executed Assumption Agreement pursuant to Section 4.2 hereof.

Section 11.4. Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court by no later than the Outside Date, respectively. The Sale Order must be in effect, and must not have been reversed or stayed or modified in any material respect.

Section 11.5. Outside Closing Date. The Closing shall have occurred no later than the Outside Date, unless such date is extended by Seller

Section 11.6. The total indebtedness, including principal, interests, fees, costs and other allowable charges, shall be paid to Pacific Western Bank (formerly the secured debt of Community National Bank) through or prior to Closing either by the Seller or otherwise through new financing. In addition, any pre-petition debt owed to or asserted by Two Bills may only be paid with consideration other than the Cash Payment. Notwithstanding any other provision of this Agreement, this condition set forth in section 11.6 may not be waived by the Seller.

Section 11.7. The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, including payment of the Consideration in accordance with Article 5 of this Agreement

ARTICLE 12
INDEMNIFICATION

[This Article intentionally omitted.]

ARTICLE 13
TERMINATION

Section 13.1. Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the “Non-Breaching Party”) believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have ten (10) calendar days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; provided, however, that the cure period for a breach shall in no event extend beyond the Outside Date. If the breach is not cured within such time period, then the Non-Breaching Party shall be entitled to terminate this Agreement if the breach is such that the condition set forth in Section 10.1 or 11.1, as applicable, shall not be satisfied (as provided in Section 13.2). This right of termination shall be in addition to, and not in lieu of, any rights of the Non-Breaching Party under Article 12 of this Agreement. Upon any termination with respect to which Purchaser is a Non-Breaching Party, among other equitable and legal rights and remedies available to purchaser, Seller shall cause the Consideration Deposit to be promptly returned to Purchaser.

Section 13.2. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller or Purchaser if (i) the Bankruptcy Court enters an Order approving the sale of the Purchased Assets to a third-party purchaser following the hearing on the Sale Order, or (ii) the Sale Procedures Order and the Sale Order are for any reason (other than a breach or default hereunder by the party seeking to terminate) not entered on or before the Outside Sale Order Date;

(c) subject to the right to cure set forth in Section 13.1 at any time prior to the Closing Date, by Purchaser if Seller alters, amends or breaches any of the covenants in Section 9.1, is in breach of any material covenant, representation, undertaking or warranty, or if it appears that a condition set forth in Article 10 is impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) to satisfy and Purchaser has not waived such condition in writing on or before the Closing Date;

(d) subject to the right to cure set forth in Section 13.1, at any time prior to the Closing Date by Seller if Purchaser is in breach of any material covenant, representation or warranty or if it appears that a condition set forth in Article 11 is impossible (other than through the failure of Seller to comply with their obligations under this Agreement) to satisfy and Seller has not waived such condition in writing on or before the Closing Date;

(e) at or prior to the Bankruptcy Court hearing regarding approval of this Agreement, by either Seller or Purchaser, if an Alternative Bid is accepted and approved by the Bankruptcy Court, and (ii) Purchaser’s right to terminate this Agreement pursuant to this Section 13.2(e) is subject to the “back-up bid” provisions of Section 3.1(d) above;

(f) by Purchaser if Seller refuses to close for any reason whatsoever, other than a breach or default by Purchaser of Purchaser’s obligations under this Agreement; or

(g) by Seller or Purchaser if the Closing shall not have occurred on or before the Outside Date, unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

Upon entry of the Sale Order, the mutual termination right set forth in Section 13.2(b) above shall cease.

ARTICLE 14
BROKERS’ FEES

Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction, if any, and the other party hereto shall be indemnified for any liability with respect thereto.

ARTICLE 15
MISCELLANEOUS

Section 15.1. Additional Instruments of Transfer. From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments and documents, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including, without limitation, transfer to Purchaser of all of Seller’s right, title and interest in and to the Purchased Assets and any right, title or interest that Seller may have in any asset used or held for use in Business, other than an Excluded Asset.

Section 15.2. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to Purchaser:

Alan Steel
Executive Vice President,
Finance & Administration and
Chief Financial Officer
Point.360
2777 North Ontario Street
Burbank, California 91504
Facsimile: (818) 847-2503
Email: asteel@POINT360.com

with a required copy to:

James C. Bastian, Jr.
Shulman Hodges & Bastian LLP
26632 Towne Centre Drive, Suite 300
Foothill Ranch, California 92610
Facsimile: (949) 340-3000
Email: jbastian@shbllp.com

If to Seller:

Johnny Caswell
President,
Center Staging Musical Productions, Inc.
3407 Winona Avenue
Burbank, CA 91504
Facsimile: 818.848.4016
Email: Johnny@centerstaging.com

with required copies to:

Lewis Landau
Attorney at Law
23564 Calabasas Road, Suite 104
Calabasas, CA 91302
Voice and Fax: (888)822-4340
Email: lew@landaunet.com

Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

Section 15.3. Expenses. Except as provided in the second sentence of this Section 15.3, and, to the extent that Purchaser is otherwise entitled thereto in accordance with the provisions of this Agreement, each party shall bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby. In the event either party shall bring any action or proceeding in connection with the performance, breach or interpretation of this Agreement or any Transaction Document, the prevailing party in such action or proceeding shall be entitled to recover from the losing party all court costs reasonable costs and expenses of such action, including, without limitation, attorneys’ fees.

Section 15.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without application of principles of conflicts of law). In connection with any controversy arising out of or related to this Agreement, Seller and Purchaser hereby irrevocably consent to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Bankruptcy Case has been closed, the courts of the State of California. Seller and Purchaser each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.

Section 15.5. Assignment. This Agreement binds and benefits the parties and their respective successors and assignees. Purchaser shall have the right to freely assign any of its rights under this Agreement provided, however, Seller will not assign any of its rights under this Agreement prior to the Closing without the prior written discretionary consent of Purchaser. No party may delegate any performance of its obligations under this Agreement, except that Purchaser may at any time delegate the performance of its obligations to any Affiliate of Purchaser so long as Purchaser remains fully responsible for the performance of the delegated obligation.

Section 15.6. Successors and Assigns. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

Section 15.7. Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

Section 15.8. Entire Agreement. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

Section 15.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and/or PDF signatures shall be deemed original signatures.

Section 15.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

Section 15.11. Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 15.12. Interpretation. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to” and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement.

Section 15.13. Reasonable Access to Records and Certain Personnel. For a period of six (6) months following the Closing (or until the closing of the Bankruptcy Case, if the Bankruptcy Case is closed sooner): (i) Purchaser shall permit Seller’s counsel and other professionals and counsel for any successor to Seller and its respective professionals (collectively, “Permitted Access Parties”) reasonable access to the financial and other books and records relating to the Purchased Assets or the Business, which access shall include (xx) the right of such Permitted Access Parties to copy, at such Permitted Access Parties’ expense, such documents and records as they may request, and (yy) Purchaser’s copying and delivering to the relevant Permitted Access Parties such documents or records as they may request, but only to the extent such Permitted Access Parties furnish Purchaser with reasonably detailed written descriptions of the materials to be so copied and the applicable Permitted Access Party reimburses Purchaser for the reasonable costs and expenses thereof, and (ii) Purchaser shall provide the Permitted Access Parties (at no cost to the Permitted Access Parties) with reasonable access during regular business hours to assist Seller and the other Permitted Access Parties in their post-Closing activities (including, without limitation, preparation of tax returns), provided that such access does not materially interfere with Purchaser’s business operations and does not require access to Purchaser documents which are covered by a duty of confidentiality or impact protection of such documents under attorney-client privilege.

Section 15.14. Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 15.15. Definitions. For purposes of this Agreement (including the Disclosure Schedules hereto) the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

“Advances” shall have the meaning ascribed to it in the Credit Facility Agreement.

“Affiliate” means, as to any Person, any other Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of (i) 20% or more of the then outstanding voting securities of such Person, or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other direct or indirect ownership interest, by Contract or otherwise.

“Bankruptcy Code” means 11 U.S.C. Section 101, et. seq., and any amendments thereof.

“Bankruptcy Case” shall mean the case commenced by Seller under chapter 11 of the Bankruptcy Code.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, plan, arrangement or policy, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multi-employer Plan, and (B) is entered into, maintained, contributed to or required to be contributed to, by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate may incur any liability.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, lease, license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

“Cure Costs” shall have the meaning ascribed to such term under the Bankruptcy Code.

“Disclosure Schedule” means the schedule executed and delivered by Seller to Purchaser as of the Closing Date setting forth the exceptions to the representations and warranties contained in Article 7 and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to the corresponding numbered schedule that is included in the Disclosure Schedule.

“Employee Plans” means all Benefit Arrangements, Pension Plans and Welfare Plans.

“Environmental Claim” shall mean any claim, action, demand, order, or notice by or on behalf of, any Governmental Authority or person alleging potential liability arising out of, based on or resulting from the violation of any Environmental Law or permit or relating to any Hazardous Materials.

“Environmental Laws” shall mean all Laws that are applicable to the Business o relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to (A) the Releases or threatened releases of Hazardous Materials or materials containing Hazardous Materials or (B) the manufacture, generation, handling, treatment, storage, transport, disposal or handling of Hazardous Materials or materials containing Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Family Member” means, with respect to any individual (i) the individual, (ii) the individual’s spouse, (iii) any other natural Person who is related to the individual or the individual’s spouse within the second degree (including adopted children) and (iv) any other natural Person who resides with such individual.

“Financial Statements” means the Year-End Financial Statements and the Interim Financial Statements.

“GAAP” means generally accepted accounting principles as used in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal and foreign governmental entity, authority, or agency, or any other political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Materials” means all substances, matters and other particles defined or listed as "hazardous" or "toxic" under Environmental Laws or are otherwise subject to or regulated by Environmental Laws.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of Seller dated the Interim Balance Sheet Date, together with notes thereon.

“Interim Balance Sheet Date” means September 1, 2008.

“Interim Financial Statements” means the Interim Balance Sheet and the unaudited statements of operations, changes in members’ equity and cash flow for the period ended on the Interim Balance Sheet Date.

“Laws” means any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property which is used in Seller’s business pursuant to the Assumed Leases.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Liability” means any liability, indebtedness, obligation, expense, claim, loss, cost, damage, obligation, responsibility, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, known or unknown, due or to become due, liquidated or unliquidated, whether or not secured.

“Liens” means any security interests, mortgages, interests, liens, pledges, charges, defects of title, options and other rights of third parties, rights of first refusal, claims (as defined in Section 101 of the Bankruptcy Code), or any other encumbrance or restriction on ownership provided such encumbrance or restriction on ownership can be overridden by Section 363 of the Bankruptcy Code. “Liens” shall not include liens for current taxes not yet due and payable.

“Material Adverse Effect” or “Material Adverse Change” means a change in or effect on the Purchased Assets or the Assumed Liabilities that is or could reasonably be expected to materially and adversely affect the Purchaser’s ability to utilize the Purchased Assets taken as a whole.   Material Adverse Change does not include any change or effect caused by war, acts of nature, general strike, acts of terror, general economic changes or conditions or changes in Laws; unless such Laws or conditions apply solely or principally to the Business or the Company.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability.

“Person” means any corporation, partnership, limited liability company, joint venture, business association, entity or individual.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through the air, soil, surface water or groundwater.

“Sale Motion” means the motion to be filed with the Bankruptcy Court by Seller seeking (a) approval of the terms and conditions of the Transaction Documents, and (b) authorization for (i) the sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code and the assumption and assignment of the Purchased Assets that are executory contracts pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens.

“Sale Order” means the order of the Bankruptcy Court granting the relief requested in the Sale Motion and authorizing the sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code and the assumption and assignment of the Purchased Assets that are executory contracts pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens, claims and interests.

“Sale Procedures Motion” means the motion to be filed with the Bankruptcy Court seeking approval of the bidding procedures as contemplated pursuant to Article 3 hereof.

“Sale Procedures Order” means the order entered by the Bankruptcy Court with respect to the Overbid Procedures Motion and more fully described in Section 3.3 hereof.

“Taxes” means taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, territorial, local or foreign taxing authority, including income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security and other taxes, and shall include any interest, penalties or additions attributable thereto.

“Tax Return” means any return, report, information return or other document (including any related or supporting information).

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability.

“Year-End Financial Statements” means the Balance Sheet and the related audited statements of operations, changes in members’ equity and cash flow for the fiscal years ended June 30, 2007 and 2006.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLER:

CENTERSTAGING MUSICAL PRODUCTIONS, INC., Debtor and
Debtor in Possession

By: /s/ Jan Parent
Name: Jan Parent
Title: EVP

PURCHASER:

POINT.360

By: /s/ Alan Steel
Name: Alan Steel
Title: CFO

Exhibit A

Sale Procedures Order

1

Exhibit B

Bill of Sale

1

Exhibit C

Assumption Agreement

1

Exhibit D

Key Employee Agreements

1

Annex I

Year End Financial Statements

1

Annex II

Interim Financial Statements

1

ARTICLE 1 PURCHASE AND SALE2

ARTICLE 2 DESCRIPTION OF PURCHASED ASSETS; EXCLUDED ASSETS; ASSUMPTION OF LIABILITIES                2

Section 2.1.	Purchased Assets	2
Section 2.2.	Excluded Assets	3
Section 2.3.	Assumed Liabilities; Non-Assumed Liabilities.	4

ARTICLE 3 BANKRUPTCY COURT APPROVAL5

Section 3.1.	Entry of Sale Procedures Order	5
Section 3.2.	Entry of Order Approving Sale	8
Section 3.3.	Certain Bankruptcy Undertakings by Seller.	9

ARTICLE 4 INSTRUMENTS OF TRANSFER AND ASSUMPTION10

Section 4.1.	Transfer Documents	10
Section 4.2.	Assignment and Assumption Documents .	10

ARTICLE 5 CONSIDERATION; ALLOCATION10

Section 5.1.	Consideration	10
Section 5.2.	Allocation of Consideration.	11
Section 5.3.	Prorations	11

ARTICLE 6 CLOSING12

Section 6.1.	Closing Date	12

ARTICLE 7 SELLER’S REPRESENTATIONS AND WARRANTIES12

Section 7.1.	Organization, Qualification and Corporate Power.	13
Section 7.2.	Authorization, Execution and Delivery of Agreement and Transaction Documents	13
Section 7.3.	Title to and Condition of Assets.	13
Section 7.4.	Liabilities	13
Section 7.5.	Corporate Records.	13
Section 7.6.	Legal Proceedings	14
Section 7.7.	Real Property	14
Section 7.8.	No Violation of Laws or Agreements.	14
Section 7.9.	Employee Benefits; ERISA Matters.	14
Section 7.10.	Labor Matters.	15
Section 7.11.	Transferred Intellectual Property	16
Section 7.12.	Defaults	16
Section 7.13.	Environmental Matters	16
Section 7.14.	Brokers	17

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(continued)

Section 7.15.	Permits.	17
Section 7.16.	Insurance.	17
Section 7.17.	Taxes; Tax Returns	17
Section 7.18.	Financial Statements.	18
Section 7.19.	Related Party Transactions	18
Section 7.20.	Compliance with Law.	18
Section 7.21.	No Other Agreements.	19
Section 7.22.	Material Misstatements Or Omissions	19

ARTICLE 8 PURCHASER’S REPRESENTATIONS19

Section 8.1.	Organization; Qualification and Corporate Power	19
Section 8.2.	Authorization, Execution and Delivery of Agreement and Transaction Documents.	19
Section 8.3.	Brokers	20
Section 8.4.	Funding.	20

ARTICLE 9 SELLER’S AND PURCHASER’S COVENANTS AND AGREEMENTS20

Section 9.1.	Conduct of Business	20
Section 9.2.	Mutual Covenants	20
Section 9.3.	Filings and Authorizations	21
Section 9.4.	Access to Information.	21
Section 9.5.	Public Announcement	22
Section 9.6.	Taxes.	22
Section 9.7.	Consents	23
Section 9.8.	Good Faith Efforts.	23
Section 9.9.	Employees.	23
Section 9.10.	Key Employees.	24
Section 9.11.	Further Assurances	24
Section 9.12.	Survival of Representations and Warranties	24
Section 9.13.	“AS IS” Transaction; Disclaimer of Implied Warranties	24

ARTICLE 10 CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE25

Section 10.1.	Accuracy of Representations and Warranties; Performance of this Agreement.	25
Section 10.2.	Authorizing Resolutions.	25
Section 10.3.	Officer’s Certificate.	25
Section 10.4.	Bill of Sale; Assumption Agreement.	26
Section 10.5.	Bankruptcy Matters.	26
Section 10.6.	Consents.	26
Section 10.7.	No Material Adverse Change or Destruction of Property.	26

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(continued)

Section 10.8.	Outside Date.	26
Section 10.9.	Key Employee Agreements	26
Section 10.10.	Real Property Leases	26

ARTICLE 11 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE27

Section 11.1.	Accuracy of Representations and Warranties; Performance of this Agreement	27
Section 11.2.	Authorizing Resolutions	27
Section 11.3.	Assumption Agreement.	27
Section 11.4.	Bankruptcy Matters	27
Section 11.5.	Outside Closing Date	27

ARTICLE 12 INDEMNIFICATION28

ARTICLE 13 TERMINATION28

Section 13.1.	Breaches and Defaults; Opportunity to Cure.	28
Section 13.2.	Termination	28

ARTICLE 14 BROKERS’ FEES29

ARTICLE 15 MISCELLANEOUS29

Section 15.1.	Additional Instruments of Transfer	29
Section 15.2.	Notices	29
Section 15.3.	Expenses	30
Section 15.4.	Governing Law.	31
Section 15.5.	Assignment.	31
Section 15.6.	Successors and Assigns	31
Section 15.7.	Amendments; Waivers	31
Section 15.8.	Entire Agreement	31
Section 15.9.	Counterparts	31
Section 15.10.	Severability	31
Section 15.11.	Section Headings.	32
Section 15.12.	Interpretation	32
Section 15.13.	Reasonable Access to Records and Certain Personnel..	32
Section 15.14.	Third Parties	32
Section 15.15.	Definitions	32

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